This prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but are not complete and may be changed. This prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2008

Filed pursuant to Rule 424(b)(5)
Registration No. 333-153608-05

PROSPECTUS SUPPLEMENT
(To prospectus dated September 22, 2008)

$       ,000,000

FIRST MORTGAGE BONDS,  % SERIES DUE

The Cleveland Electric Illuminating Company is offering $       ,000,000 aggregate principal amount of First Mortgage Bonds,  % Series due         . We refer to the First Mortgage Bonds,  % Series due         , as the “Bonds.” The Bonds are secured by the lien of our first mortgage and rank equally with all of our other first mortgage bonds from time to time outstanding.

Interest on the Bonds will be payable semiannually on May 15 and November 15 of each year, beginning on May 15, 2009, and at maturity. The Bonds will mature on November 15,         .

We may redeem the Bonds from time to time, in whole or in part, prior to their maturity at the redemption price described in this prospectus supplement. The Bonds do not provide for a sinking fund. For a more detailed description of the Bonds, see “Description of the First Mortgage Bonds” beginning on page S-9.

Investing in the Bonds involves risks. See “Risk Factors” in this prospectus supplement beginning on page S-5 and in the documents incorporated by reference in the accompanying prospectus dated September 22, 2008.

	Per Bond	Total
Price to Public(1)	%	$
Underwriting Discounts and Commissions	%	$
Proceeds, before expenses, to The Cleveland Electric Illuminating Company	%	$

(1)	Plus accrued interest, if any, from November , 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Bonds in book-entry form only through the facilities of The Depository Trust Company on or about November  , 2008.

Joint Book-Running Managers
Barclays Capital	Credit Suisse	J.P. Morgan
Morgan Stanley	RBS Greenwich Capital	Scotia Capital

Co-Managers
Mizuho Securities USA Inc.	SunTrust Robinson Humphrey

The date of this prospectus supplement is November  , 2008.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about our company and about the Bonds. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. Neither we nor any underwriter, agent or dealer has authorized anyone to provide you with information that is different. Neither we nor any underwriter, agent or dealer is making an offer of the Bonds in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

In this prospectus supplement, unless the context indicates otherwise, the words “Cleveland Electric,” “we,” “our,” “ours” and “us” refer to The Cleveland Electric Illuminating Company.

SUMMARY

This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated in the accompanying prospectus, before making an investment decision.

The Cleveland Electric Illuminating Company

We are a wholly owned electric utility operating subsidiary of FirstEnergy Corp., or FirstEnergy. We conduct business in northeastern Ohio, providing regulated electric distribution services. We also provide generation to those customers electing to retain us as their power supplier. Our power supply requirements are primarily provided by FirstEnergy Solutions Corp., an affiliated company.

Summary of the Offering

Issuer	The Cleveland Electric Illuminating Company
Securities Offered	We are offering $ ,000,000 aggregate principal amount of our First Mortgage Bonds, % Series due .
Maturity	The Bonds will mature on November 15, .
Interest	Interest on the Bonds will accrue at the per annum rate of %.
Interest Payment Dates	Interest on the Bonds will be payable semi-annually in arrears on each May 15 and November 15 beginning on May 15, 2009, and at maturity.
Optional Redemption

The Bonds will be redeemable, in whole or in part, at our option, at any time at a “make-whole” redemption price as described under “Description of the First Mortgage Bonds—Optional Redemption” herein.

Ranking; Security

The Bonds will be secured by the lien of, and will rank equally with all our other first mortgage bonds outstanding under, our Mortgage and Deed of Trust, dated July 1, 1940, to Guaranty Trust Company of New York, as trustee, under which JPMorgan Chase Bank, N.A. is successor trustee (“First Mortgage Trustee”), as previously amended and supplemented by eighty-eight supplemental indentures (the “First Mortgage”) and as to be further supplemented by an eighty-ninth supplemental indenture to be dated as of November 1, 2008 (the “Eighty-ninth Supplemental Indenture”).

The First Mortgage is a valid and direct lien, subject only to certain permitted liens and other encumbrances, on substantially all our property and franchises subject to certain exceptions. See “Description of the First Mortgage Bonds—Security for the First Mortgage Bonds” in this prospectus supplement.

Sinking Fund	There is no sinking fund for the Bonds.

Additional Issuances

As of September 30, 2008, we could issue additional first mortgage bonds under the First Mortgage in an aggregate principal amount equal to approximately $960.8 million, including approximately $704.3 million on the basis of refundable bonds and approximately $256.5 million on the basis of bondable property.

Limitation on Liens under our Senior Note Indenture

The issuance of first mortgage bonds by us is subject to a provision of our senior note indenture generally limiting our incurrence of additional secured debt, subject to certain exceptions that would permit, among other things, our issuance of secured debt (including first mortgage bonds) (i) supporting pollution control notes or similar obligations, or (ii) as an extension, renewal or replacement of previously issued secured debt outstanding as of December 12, 2003. In addition this provision would permit us to incur additional secured debt (including first mortgage bonds) not otherwise permitted by a specified exception of up to $457.4 million as of September 30, 2008. See “Description of Senior Unsecured Debt Securities—Certain Covenants—Limitation on Liens” in the accompanying prospectus.

Risk Factors

You should carefully consider, in addition to matters set forth elsewhere in this prospectus supplement and the accompanying prospectus, each of the factors described in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-5 and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before purchasing any Bonds.

Form and Denomination

The Bonds will be represented by one or more global certificates (a “Global Certificate”) deposited with, or on behalf of, The Depository Trust Company, or DTC, or its nominee. (See “Description of First Mortgage Bonds—Book-Entry” in this prospectus supplement.) The Bonds will be issuable in fully registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds

We expect to use the net proceeds received from the issuance of the Bonds to repay a portion of our short-term borrowings and to the extent available for general corporate purposes, all as described under “Use of Proceeds” herein.

Ratings

The Bonds are expected to be assigned ratings of Baa2 by Moody’s Investors Service, Inc., or Moody’s, and BBB+ by Standard & Poor’s Ratings Service, a division of the McGraw Hill Companies, Inc., or S&P. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold the Bonds. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if such rating agency decides that circumstances warrant that change.

First Mortgage Trustee and Paying Agent	JPMorgan Chase Bank, N.A., as successor Trustee.
Listing	The Bonds will not be listed on any national securities exchange.

RISK FACTORS

You should consider, in evaluating us, our business and whether to participate in this offering, the following risk factors in addition to the other information presented in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus to which we refer you for more detailed information on our business, industry, and financial and corporate structure. Any of the following risks, as well as other risks and uncertainties, could harm the value of the Bonds directly or our business and financial results and thus indirectly cause the value of the Bonds to decline, which in turn could cause you to lose all or part of your investment. The risks below are not the only ones facing us or the Bonds. Additional risks not currently known to us or that we currently deem immaterial also may impair our business and cause the value or trading price of the Bonds to decline.

Risks Associated With Financing and Capital Structure

We, FirstEnergy and its other subsidiaries rely on access to the credit and capital markets to finance a portion of our working capital requirements and support our liquidity needs. Access to these markets may be adversely affected by factors beyond our control, including turmoil in the financial services industry, volatility in securities trading markets and general economic downturns. In particular, recent disruptions in the variable-rate demand bond markets could require utilization of a significant portion of the sources of liquidity currently available to FirstEnergy and its subsidiaries.

We, FirstEnergy and its other subsidiaries rely upon access to the credit and capital markets as a source of liquidity for the portion of our working capital requirements not provided by cash from operations and to comply with various regulatory requirements. Market disruptions such as those currently being experienced in the United States and abroad may increase our cost of borrowing or adversely affect our ability to access sources of liquidity upon which we rely to finance our operations and satisfy our obligations as they become due. These disruptions may include turmoil in the financial services industry, including substantial uncertainty surrounding particular lending institutions and counterparties with which we do business, unprecedented volatility in the markets where our outstanding securities trade, and general economic downturns in the areas where we do business. If we, FirstEnergy and its other subsidiaries are unable to access credit at competitive rates, or if our short-term or long-term borrowing costs dramatically increase, our ability to finance our operations, meet our short-term obligations and implement our operating strategy could be adversely affected.

Certain of our affiliates are obligors under approximately $2.1 billion aggregate principal amount of pollution control revenue bonds that accrue interest in daily or weekly variable-rate interest modes. Recent disruptions in the variable-rate bond markets could cause unsuccessful remarketings to increase. If some or all of these variable-rate bonds were tendered and could not be remarketed for any reason (including without limitation due to an unsuccessful remarketing or due to the inability to replace expiring letters of credit at competitive rates), a portion of the applicable FirstEnergy subsidiaries’ reimbursement obligations on letters of credit supporting such bonds may need to be satisfied in the short-term from liquidity under the revolving credit and other facilities available to FirstEnergy and its subsidiaries, reducing the amount of liquidity available for other purposes. This could adversely affect our financial condition and results of operations.

Risks Related To This Offering

If an active trading market does not develop for the Bonds, you may be unable to sell the Bonds or to sell them at a price you deem sufficient.

The Bonds will be new securities for which there is no established trading market. We do not intend to apply for listing of the Bonds on any national securities exchange or to arrange for the Bonds to be quoted on any automated system. We provide no assurance as to:

•	the liquidity of any trading market that may develop for the Bonds;

•	the ability of holders to sell their Bonds; or

•	the price at which holders would be able to sell their Bonds.

Even if a trading market develops, the Bonds may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

•	prevailing interest rates;

•	the number of holders of Bonds;

•	the interest of securities dealers in making a market for the Bonds; and

•	our operating results.

If a market for the Bonds does not develop, purchasers may be unable to resell the Bonds for an extended period of time. Consequently, a holder of Bonds may not be able to liquidate its investment readily, and the Bonds may not be readily accepted as collateral for loans. In addition, market-making activities will be subject to restrictions of the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in the accompanying prospectus. The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. In addition to the documents referred to under “Incorporation of Certain Documents by Reference” in the accompanying prospectus, at the date of this prospectus supplement, we incorporate by reference our Current Report on Form 8-K filed on October 9, 2008 and Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008 and any future reports that we file with the SEC under the Exchange Act if the filings are made prior to the time that all of the Bonds are sold in this offering. You may access a copy of any or all of these filings, free of charge, at FirstEnergy’s website (http://www.firstenergycorp.com) or by writing or calling us at the following address:

The Cleveland Electric Illuminating Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890
Attn: Shareholder Services
(800) 736-3402

Information available on FirstEnergy’s website, other than the reports we file pursuant to the Exchange Act that are incorporated by reference in this prospectus supplement or the accompanying prospectus, does not constitute a part of this prospectus supplement or the accompanying prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2008 and as adjusted for this offering and to give effect to the use of proceeds from this offering.

	Actual September 30, 2008		As Adjusted September 30, 2008
	($ in thousands) (Unaudited)
Capitalization:
Common Stockholder’s Equity	$1,601,908	52.53%	$	%
Secured Long-Term Debt	455,993	14.95%		%
Unsecured Long-Term Debt and other Long-Term Obligations	991,725	32.52%		%

Total Capitalization	$3,049,626	100.00%	$	%

SELECTED FINANCIAL DATA

You should read our selected financial data set forth below in conjunction with our historical consolidated financial statements and the related notes and other financial information contained in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	(Unaudited) Nine Months Ended September 30, 2008	Year Ended December 31,
		2007	2006	2005	2004	2003
		(in thousands)
Operating Revenues	$1,395,774	$1,822,850	$1,769,708	$1,868,161	$1,808,485	$1,719,739
Operating Income	394,135	512,208	526,561	435,898	439,905	313,852
Income Before Cumulative Effect of Accounting Change	217,811	276,412	306,051	231,058	236,531	197,033
Net Income	217,811	276,412	306,051	227,334	236,531	239,411
Earnings on Common Stock	217,811	276,412	306,051	224,416	229,523	231,885
Total Assets	4,906,626	5,114,344	5,563,498	6,101,670	6,675,377	6,758,501
Common Stockholder’s Equity	1,601,908	1,489,835	1,468,903	1,942,074	1,853,561	1,778,827
Preferred Stock: Not Subject to Mandatory Redemption	—	—	—	—	96,404	96,404
Secured Long-Term Debt	455,993	455,993	849,593	1,270,528	1,272,228	1,167,363
Unsecured Long-Term Debt and Other Long-Term Obligations	991,725	1,003,946	956,278	668,772	697,889	717,280
Total Capitalization	3,049,626	2,949,774	3,274,774	3,881,374	3,920,082	3,759,874

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the Bonds will be approximately $  million, after giving effect to estimated underwriting discounts and commissions and estimated expenses.

We expect to use a portion of the net proceeds to repay a portion of our short-term borrowings. To the extent available, we expect to use the remaining net proceeds for other general corporate purposes.

DESCRIPTION OF THE FIRST MORTGAGE BONDS

As described under “Description of Senior Secured Debt Securities” in the accompanying prospectus, the Bonds will be issued as our senior secured debt securities under our First Mortgage as it is supplemented by the Eighty-ninth Supplemental Indenture. The terms of the Bonds include those stated in the First Mortgage and the Eighty-ninth Supplemental Indenture and those made part of the First Mortgage by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. Holders of the Bonds are referred to the First Mortgage, the Eighty-ninth Supplemental Indenture and the Trust Indenture Act for a statement of all such terms. The First Mortgage is, and the Eighty-ninth Supplemental Indenture will be, exhibits to the Registration Statement of which this prospectus supplement and accompanying prospectus are a part. As used below, First Mortgage refers to the First Mortgage, or as the context may require, the First Mortgage as supplemented by the Eighty-ninth Supplemental Indenture.

Principal, Maturity and Interest

The Bonds will mature on November 15,         , unless earlier redeemed as described under “—Optional Redemption” below.

The Bonds shall be payable as to principal (and premium, if any) and interest at our agency in the Borough of Manhattan, The City of New York, State of New York, the City of Akron, State of Ohio, or the City of Cleveland, State of Ohio in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of (and premium, if any), and interest on the Bonds so long as such Bonds are held by DTC in the form of one or more Global Certificates (as hereinafter defined).

Interest on the Bonds will:

•	be payable in U.S. dollars at the rate of % per annum;

•

be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed in such period;

•	be payable semi-annually in arrears on each May 15 and November 15, beginning on May 15, 2009 and at maturity;

•	initially accrue from, and including, the date of original issuance (i.e., November , 2008); and

•

be paid to the persons in whose name the Bonds are registered at the close of business on the regular record date, which is the Business Day immediately preceding the respective interest payment date (other than an interest payment date that is a maturity date or a redemption date), so long as the Bonds are issued in book-entry only form and otherwise, the record date will be the fifteenth calendar day next preceding the respective interest payment date (whether or not a Business Day). See “—Book Entry;” provided, however, that if and to the extent we shall default in the payment of interest due on such interest payment date, such defaulted interest shall be paid to the respective persons in whose names such outstanding Bonds are registered at the close of business on a date (the “Subsequent Record Date”) not less than ten (10) days nor more than fifteen (15) days next preceding the date of payment of such defaulted interest, such Subsequent Record Date to be established by us by notice given by mail by or on behalf of us to the registered owners of Bonds not less than ten (10) days next preceding such Subsequent Record Date. Notwithstanding the foregoing, interest payable at maturity or upon earlier redemption will be payable to the person to whom principal shall be payable. If any interest payment date should fall on a day that is not a Business Day, then the interest payment shall be made on the next succeeding Business Day and no interest shall accrue for the intervening period with respect to the payment so deferred.

Security for the First Mortgage Bonds

The Bonds and all of our first mortgage bonds of other series currently outstanding and hereafter issued under the First Mortgage are secured equally and ratably (except as to any sinking or analogous fund established for the first mortgage bonds of any particular series) by a valid and direct first lien subject only to certain permitted liens and other encumbrances, on substantially all the property owned and franchises held by us, except the following:

•	cash, receivables and contracts not pledged or required to be pledged under the First Mortgage and leases in which we are the lessor;

•	securities not specifically pledged or required to be pledged under the First Mortgage;

•	property held for consumption in operation or in advance of use for fixed capital purposes or for resale or lease to customers;

•	electric energy and other materials or products produced or purchased by us for sale, distribution or use in the ordinary conduct of our business; and

•	all the property of any other corporation which may now or hereafter be wholly or substantially wholly owned by us. (Clauses preceding Article I.)

All property acquired by us after June 30, 1940, other than the property excepted from the lien of the First Mortgage, becomes subject to the lien thereof upon acquisition. (Article I and granting and other clauses preceding Article I.) Under certain conditions, the First Mortgage permits us to acquire property subject to a lien prior to the lien of the First Mortgage. (Article IV.)

We have not made any appraisal of the value of our properties subject to the lien of the First Mortgage. The value of the properties in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. In the event of liquidation, if the proceeds were not sufficient to repay amounts under all of the first mortgage bonds then outstanding, including the Bonds, then holders of the first mortgage bonds, to the extent not repaid from the proceeds of the sale of the collateral, would only have an unsecured claim against our remaining assets. As of September 30, 2008, we had total senior secured indebtedness of approximately $455.9 million and total senior unsecured indebtedness of approximately $991.7 million.

Property subject to the lien of the First Mortgage will be released from the lien upon the sale or transfer of such property if we deposit the fair value of the property with the First Mortgage Trustee and meet certain other conditions specified in the First Mortgage. (Article VII.) Moneys received by the First Mortgage Trustee for the release of property will, under certain circumstances, be applied to redeem outstanding first mortgage bonds, be applied to satisfy our other obligations or be paid over to us from time to time based upon property additions or refundable first mortgage bonds. (Article VIII.)

The First Mortgage was modified in 1999 by the Eighty-first Supplemental Indenture with the consent of the holders of first mortgage bonds then outstanding (a) to exclude nuclear fuel from the lien of the First Mortgage to the extent not excluded therefrom by its existing provisions and (b) to revise the definition of property additions which can constitute bondable property to include facilities outside the State of Ohio (the “State”) even though they are not physically connected with our property in the State and to clarify its general scope.

Issuance of Additional First Mortgage Bonds

In addition to the principal amount of first mortgage bonds outstanding at September 30, 2008, additional first mortgage bonds may be issued under Article III of the First Mortgage, ranking equally and ratably with such outstanding first mortgage bonds and the Bonds and without limit as to amount, on the basis of:

•

70% of bondable property (as described under “—Security for the First Mortgage Bonds”) not previously used as the basis for issuance of first mortgage bonds or applied for some other purpose under the First Mortgage;

•	the deposit of cash (which may be subsequently withdrawn on the basis of bondable property or refundable first mortgage bonds); and

•	substitution for refundable first mortgage bonds.

First mortgage bonds become refundable first mortgage bonds when they are paid upon maturity, redemption or purchase out of money deposited with the First Mortgage Trustee for such payment or when money for such payment is irrevocably deposited with the First Mortgage Trustee. (Articles I, III and VIII.)

In general, all property subject to the lien of the First Mortgage which is used or useful in our electric business including property not located in the State whether or not physically connected with our property in the State, which is not subject to an unfunded prior lien and as to which we have good title and corporate power to own and operate, is bondable property and as such is available as a basis for the issuance of first mortgage bonds. (Article I.) With certain exceptions, property which we lease from others is not bondable property. (Articles I and III.)

Also, with certain exceptions, in order to issue additional first mortgage bonds based on bondable property, our net earnings available for interest and property retirement appropriations for any 12 consecutive months within the 15 calendar months immediately preceding the month in which application for authentication and delivery of such additional first mortgage bonds is made must be at least twice the annual interest charges on all first mortgage bonds outstanding and on the issue applied for. (Article III.) Effective from and after the time when none of the first mortgage bonds of any series established or created prior to the execution of the Eighty-ninth Supplemental Indenture shall remain outstanding, the Indenture will be amended so that net earnings available for interest and property retirement appropriations may be calculated based on any 12 consecutive months within the 18 calendar months immediately preceding the month in which (i) an application for authentication and delivery of additional first mortgage bonds is made, (ii) the first acquisition of property subject to a lien or liens which will on acquisition be an unfunded prior lien or prior liens occurs, (iii) the additional prior lien bonds are to be issued, and (iv) our consolidation with, or our merger into, any other corporation, or sale by us of any of our property as an entirety or substantially as an entirety is made. (Eighty-ninth Supplemental Indenture, Article IV.)

As of September 30, 2008, we were able to issue approximately $960.8 million additional first mortgage bonds under the First Mortgage, including approximately $704.3 million on the basis of refundable bonds and approximately $256.5 million on the basis of bondable property. The issuance of first mortgage bonds by us is subject to a provision of our senior note indenture generally limiting our incurrence of additional secured debt, subject to certain exceptions that would permit, among other things, our issuance of secured debt (including first mortgage bonds) (i) supporting pollution control notes or similar obligations, or (ii) as an extension, renewal or replacement of previously issued secured debt, outstanding as of December 12, 2003. In addition, we could incur under this provision additional secured debt (including first mortgage bonds) not otherwise permitted by a specified exception of up to $457.4 million as of September 30, 2008. See “Description of Senior Unsecured Debt Securities—Certain Covenants—Limitation on Liens” in the accompanying prospectus.

Optional Redemption

The Bonds will be redeemable, in whole or in part, at our option, at any time at a redemption price equal to the greater of:

•	100% of the principal amount of such Bonds being redeemed; and

•

the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus   basis points,

plus in the case of each of the above clauses, accrued and unpaid interest, if any, to the date of redemption.

“Business Day” means, any day, other than a Saturday or Sunday, which is not a day on which the corporate trust office of the First Mortgage Trustee or banking institutions or trust companies in The City of New York, New York are generally authorized or required by law, regulation or executive order to remain closed.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Bonds.

“Comparable Treasury Price” means with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by us.

“Reference Treasury Dealer” means (1) each of Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. New York City time, on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to the Bonds to be redeemed, the remaining scheduled payments of principal and interest on the Bonds of such series that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Bonds, the amount of the next succeeding scheduled interest payment on those Bonds will be reduced by the amount of interest accrued on such Bonds to such redemption date.

“Treasury Rate” means, with respect to any redemption date,

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)”, or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

Holders of Bonds to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the Bonds are to be redeemed, the First Mortgage Trustee will select, not more than 60 days prior to the redemption date, the particular portions thereof for redemption from the outstanding Bonds, subject to the provisions of the Eighty-ninth Supplemental Indenture, by such method as the Trustee deems fair and appropriate. Any notice of redemption of the Bonds may be conditional on us depositing funds with the First Mortgage Trustee, or irrevocably directing the First Mortgage Trustee to apply moneys held by it, sufficient to pay the redemption price thereof, and if such funds are not so deposited or such direction is not given, such notice shall be of no effect.

In the event less than all of the Bonds at the time outstanding are called for redemption, we shall not be required (a) to register any transfer or make any exchange of any such Bonds for a period of fifteen (15) days next preceding the mailing of the notice of redemption of any such Bonds, (b) to register any transfer or make any exchange of any such Bonds so called for redemption in its entirety or (c) to register any transfer or make any exchange of any portion of any such Bonds which has been called for redemption.

Events of Default; Remedies

Events of Default

Events of default under the First Mortgage include our failure:

•	to pay the principal of or premium, if any, on any first mortgage bond when due;

•	to pay any interest on or sinking fund obligation of any first mortgage bond within 30 days after it is due;

•	to pay the principal of or interest on any prior lien bonds within any allowable period;

•	to discharge, appeal or obtain the stay of any final judgment against us in excess of $100,000 within 30 days after it is rendered; or

•

to perform any other covenant in the First Mortgage within 60 days after notice to us from the First Mortgage Trustee or the holders of not less than 15% in principal amount of the first mortgage bonds.

Events of default also include certain events of bankruptcy, insolvency, reorganization, assignment or receivership relating to us. (Article IX.)

Notices of Default

We are required to furnish periodically to the First Mortgage Trustee a certificate as to the absence of any default or as to compliance with the terms of the First Mortgage, and such a certificate is also required in connection with the issuance of any additional first mortgage bonds and in certain other circumstances. (Article III.) The First Mortgage provides that the First Mortgage Trustee, within 90 days after notice of defaults under the First Mortgage (60 days with respect to events of default described in the last bullet point above), is required to give notice of such defaults to all holders of first mortgage bonds, but, except in the case of a default resulting from the failure to make any payment of principal of or interest on the first mortgage bonds or in the payment of any sinking or purchase fund installments, the First Mortgage Trustee may withhold such notice if it determines in good faith that it is in the best interests of the holders of the first mortgage bonds to do so. (Article XIII.)

Remedies in Event of Default

Upon the occurrence of any event of default, the First Mortgage Trustee or the holders of not less than 25% in principal amount of the first mortgage bonds may declare the principal amount of all first mortgage bonds due, and, if we cure all defaults before a sale of the mortgaged property, the holders of a majority in principal amount of the first mortgage bonds may waive the default. If any event of default occurs, the First Mortgage Trustee also may:

•	take possession of and operate the mortgaged property for the purpose of paying the principal of and interest on the first mortgage bonds;

•

sell at public auction all of the mortgaged property, or such parts thereof as the holders of a majority in principal amount of the first mortgage bonds may request or, in the absence of such request, as the First Mortgage Trustee may determine;

•

bring suit to enforce payment of the principal of and premium, if any, and interest on the first mortgage bonds, to foreclose the First Mortgage or for the appointment of a receiver of the mortgaged property; and

•	pursue any other remedy. (Article IX.)

Exercise of Remedies

No holder of first mortgage bonds may institute any action, suit or proceeding for any remedy under the First Mortgage unless he has previously given the First Mortgage Trustee written notice of a default by us, and in addition:

•

the holders of not less than 25% in principal amount of the first mortgage bonds have requested the First Mortgage Trustee and afforded it a reasonable opportunity to exercise its powers under the First Mortgage or to institute such action, suit or proceeding in its own name;

•	such holder has offered to the First Mortgage Trustee security and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by it; and

•	the First Mortgage Trustee has refused or neglected to comply with such request within a reasonable time.

The holders of a majority in outstanding principal amount of the first mortgage bonds, upon furnishing the First Mortgage Trustee with security and indemnification satisfactory to it, may require the First Mortgage Trustee to pursue any available remedy, and any holder of the first mortgage bonds has the absolute and unconditional right to enforce the payment of the principal of and interest on his first mortgage bonds. (Article IX.)

Modification of the First Mortgage and the First Mortgage Bonds

Certain modifications which do not in any manner impair any of the rights of the holders of any series of first mortgage bonds then outstanding or of the First Mortgage Trustee may be made without the vote of the holders of the first mortgage bonds by supplemental indenture entered into between us and the First Mortgage Trustee. (Article XIV.)

Modifications of the First Mortgage or any supplemental indenture, and of our rights and obligations and of holders of all series of first mortgage bonds outstanding, may be made with our consent by the vote of the holders of at least 60% in principal amount of the outstanding first mortgage bonds entitled to vote at a meeting of the holders of the first mortgage bonds or, if one or more, but less than all, of the series of first mortgage bonds outstanding under the First Mortgage are affected by such modification, by the vote of the holders of at least 60% in principal amount of the outstanding first mortgage bonds entitled to vote by each series so affected; but no such modification may be made which will affect the terms of payment of the principal of or premium, if any, or interest on any first mortgage bond issued under the First Mortgage or to change the voting percentage described above to less than 60% with respect to any first mortgage bonds outstanding when such modification becomes effective. First mortgage bonds owned or held by or for the account or benefit of us or our affiliate (as defined in the First Mortgage) are not entitled to vote. (Article XV.)

Defeasance and Discharge

The First Mortgage provides that we will be discharged from any and all obligations under the First Mortgage if we pay the principal, interest and premium, if any, due on all first mortgage bonds outstanding in accordance with the terms stipulated in each such first mortgage bond and if we have performed all other obligations under the First Mortgage. In the event of such discharge, we have agreed to continue to indemnify the First Mortgage Trustee from any liability arising out of the First Mortgage. (Article XVI.)

Transfer and Exchange

A holder may transfer or exchange Bonds in accordance with the First Mortgage. The First Mortgage Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the First Mortgage. See “—Book-Entry”.

The registered holder of a Bond will be treated as the owner of it for all purposes.

Concerning the First Mortgage Trustee

JPMorgan Chase Bank, N.A. is the First Mortgage Trustee. The First Mortgage Trustee may resign by giving written notice of its resignation as provided in the First Mortgage. The resignation will take effect on the date specified in such notice, unless previously a successor trustee shall have been appointed in accordance with the First Mortgage. The holders of a majority of the then outstanding principal amount of the first mortgage bonds may remove the First Mortgage Trustee at any time. Any successor trustee must be a bank or trust company in good standing organized and doing business under the laws of the United States or of any State and having its principal office in the Borough of Manhattan, The City of New York, New York, and have a combined capital and surplus of at least $5,000,000. Effective with the Eighty-ninth Supplemental Indenture, the First Mortgage Trustee, or any successor thereto, will no longer be required to have its principal office in the Borough of Manhattan, The City of New York, New York, but will be required instead to have its principal office in the United States.

The First Mortgage contains certain limitations on the rights of the First Mortgage Trustee, should it become our creditor within four months prior to a default or thereafter, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The First Mortgage Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

The holders of a majority in principal amount of the then outstanding first mortgage bonds will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the First Mortgage Trustee, subject to certain exceptions. The First Mortgage provides that in case an event of default shall occur (which shall not be cured), the First Mortgage Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the First Mortgage Trustee is under no obligation to exercise any of its rights or powers under the First Mortgage at the request of any holder of first mortgage bonds unless such holder shall have offered to the First Mortgage Trustee security and indemnity satisfactory to it against any cost, liability or expense.

No Personal Liability of Incorporators, Stockholders, Officers or Directors

The First Mortgage provides that no recourse for the payment of the principal of or interest on any of the first mortgage bonds or for any claim based thereon or otherwise in respect thereof shall be had against any of our incorporators, stockholders, officers or directors or of any successor thereof. Each holder, by accepting the Bonds, waives and releases all such liability and such waiver and release are part of the consideration for issuance of the Bonds.

Book-Entry

The Bonds will be represented by one or more global certificates which will be issued in fully registered form, without coupons. The Bonds will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as DTC’s nominee in the form of a Global Certificate or will remain in the custody of the First Mortgage Trustee pursuant to a FAST Balance Certificate

Agreement between DTC and the First Mortgage Trustee. Upon the issuance of the Global Certificate, DTC or its nominee will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Certificate to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Certificate will be limited to persons who have accounts with DTC, or direct participants, or persons who hold interests through direct participants. Ownership of beneficial interests in a Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of direct participants) and the records of direct participants (with respect to interests of persons other than direct participants).

So long as DTC, or its nominee, is the registered owner or holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Bonds represented by such Global Certificate for all purposes under the First Mortgage and the Bonds. No beneficial owner of an interest in a Global Certificate will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture.

Payments of the principal of, and interest on, a Global Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the First Mortgage Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Certificate, will credit direct participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificate as shown on the records of DTC or its nominee. We also expect that payments by direct participants to owners of beneficial interests in such Global Certificate held through such direct participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such direct participants and neither we, the First Mortgage Trustee nor any paying agent will have any responsibility therefor.

Transfers between direct participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of a certificated Bond for any reason, including to sell Bonds to persons in jurisdictions which require such delivery of such Bonds or to pledge such Bonds, such holder must transfer its interest in a Global Certificate in accordance with DTC’s applicable procedures, or the procedures set forth in the indenture.

DTC will take any action permitted to be taken by a holder of Bonds (including the presentation of Bonds for exchange as described below) only at the direction of one or more direct participants to whose account the DTC interests in a Global Certificate is credited and only in respect of such portion of the aggregate principal amount of the Bonds as to which such direct participant or direct participants has or have given such direction. However, if there is an event of default under the Bonds, DTC will exchange a Global Certificate for certificated Bonds, which it will distribute to its direct participants.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Direct participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, or indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Bonds represented by a Global Certificate among its direct participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the First Mortgage Trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Subject to the procedures of DTC, a Global Certificate shall be exchangeable for Bonds registered in the names of persons other than DTC or its nominee only if (i) DTC notifies us that it is unwilling or unable to continue as a depository for such Global Certificate and no successor depository shall have been appointed by us, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depository and no successor depository shall have been appointed by us, in each case within 90 days after we receive such notice or become aware of such cessation, (ii) in our sole discretion determine that such Global Certificate shall be so exchangeable, or (iii) there shall have occurred an event of default with respect to the Bonds. Any Global Certificate that is exchangeable pursuant to the preceding sentence shall be exchangeable for Bonds registered in such names as DTC shall direct.

All payments of principal and interest will be made by us in immediately available funds.

Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in the Bonds that are not certificated Bonds will trade in DTC’s Same-Day Funds Settlement System until maturity. Therefore, the secondary market trading activity in such interests will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Bonds.

The information under this caption “—Book-Entry” concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy thereof. We have provided the foregoing descriptions of the operations and procedures of DTC solely as a matter of convenience. The operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. You are urged to contact DTC or direct participants directly to discuss these matters.

UNDERWRITING

Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Greenwich Capital Markets, Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Scotia Capital (USA) Inc. are acting as joint book-running managers of this offering and representatives of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement dated the date hereof, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the principal amount of Bonds set forth opposite each of their names below.

Underwriters	Principal Amount
Barclays Capital Inc.	$
Credit Suisse Securities (USA) LLC
Greenwich Capital Markets, Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Scotia Capital (USA) Inc.
Mizuho Securities USA Inc.
SunTrust Robinson Humphrey, Inc.

Total	$	,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Bonds offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Bonds offered hereby if any Bonds are taken.

The underwriters initially propose to offer part of the Bonds directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at the public offering prices less a concession not in excess of  % of the principal amount of the Bonds. Any underwriter may allow, and any dealer may re-allow, a concession not in excess of  % of the principal amount of the Bonds to other underwriters or to certain dealers. After the initial offering of the Bonds, the offering price and other selling terms of the Bonds may from time to time be varied by the underwriters.

Prior to this offering, there has been no public market for the Bonds. The underwriters have advised us that they presently intend to make a market for the Bonds. The underwriters are not obligated to make a market in the Bonds, however, and may cease market-making activities at any time. We cannot give any assurance as to the liquidity of any trading market for the Bonds.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

In order to facilitate the offering of the Bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Bonds. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the Bonds for their own account. In addition, to cover over-allotments or to stabilize the price of the Bonds, the underwriters may bid for, and purchase, the Bonds in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Bonds in the offering if the syndicate repurchases previously distributed Bonds in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We estimate that we will incur offering expenses of approximately $551,750.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the EU Prospectus Directive, as defined below (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) the Bonds will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Bonds which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that

Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of Bonds may be made to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than € 43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior written consent of the underwriters; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Bonds shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospective Directive.

For the purposes of this provision, the expression “an offer of Bonds to the public” in relation to any Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds to be offered so as to enable an investor to decide to purchase the Bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter (a) has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of Bonds in circumstances in which Section 21(1) of the FSMA does not apply to the Company, and (b) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom. Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

We and our affiliates have in the past entered into, and may in the future enter into, investment banking and commercial banking transaction with the underwriters and/or their affiliates for which they in the past received, and may in the future receive, customary fees. In addition, we may also engage the underwriters or their affiliates in respect of financial advisory services for which they have in the past received, and may in the future receive, customary fees.

LEGAL MATTERS

Certain legal matters in connection with the validity of the Bonds offered by this prospectus supplement are being passed upon for us by Wendy E. Stark, Esq., our Associate General Counsel, and by Akin Gump Strauss Hauer & Feld LLP, New York, New York, our special counsel, and for the underwriters by Calfee, Halter & Griswold LLP. As of October 31, 2008, Ms. Stark beneficially owned 4,729.891 shares of common stock of our parent, FirstEnergy, including 3,643 shares of unvested restricted stock units. Calfee, Halter & Griswold LLP, Cleveland, Ohio, has in the past represented, and continues to represent us, FirstEnergy and certain of our affiliates on other matters.

PROSPECTUS

Debt Securities

This prospectus relates to debt securities that The Cleveland Electric Illuminating Company may offer from time to time. The securities may be offered in one or more series and in an amount or number, at prices and on other terms and conditions that we will determine at the time of the offering. The securities may be our secured or unsecured debt obligations.

We will provide specific terms of these offerings and securities in supplements to this prospectus. You should read carefully this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Investing in these securities involves certain risks. See “Risk Factors” on page 1 to read about factors you should consider before buying our securities.

We may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. See the “Plan of Distribution” section beginning on page 10 of this prospectus for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 22, 2008

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell our securities.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing an automatic shelf registration process. We may use this prospectus to offer and sell from time to time any one or a combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will describe in an accompanying prospectus supplement the type, amount or number and other terms and conditions of the securities being offered, the price at which the securities are being offered, and the plan of distribution for the securities. The specific terms of the offered securities may vary from the general terms of the securities described in this prospectus, and accordingly the description of the securities contained in this prospectus is subject to, and qualified by reference to, the specific terms of the offered securities contained in the accompanied prospectus supplement. The prospectus supplement may also add to, update or change information contained in this prospectus, including information about us. Therefore, for a complete understanding of the offered securities, you should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can also read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

In this prospectus, unless the context indicates otherwise, the words “the company,” “we,” “our,” “ours” and “us” refer to The Cleveland Electric Illuminating Company and its consolidated subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus and incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements include declarations regarding our intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•	the speed and nature of increased competition and deregulation in the electric utility industry;

•	the impact of the rulemaking process of Public Utilities Commission of Ohio, or PUCO, on our July 2008 Electric Security Plan and Market Rate Offer filings;

•	economic or weather conditions affecting future sales and margins;

•	changes in markets for energy services;

•	changing energy and commodity market prices and availability;

•	replacement power costs being higher than anticipated or inadequately hedged;

•	our ability to continue to collect transition and other charges or to recover increased transmission costs;

ii

•	maintenance costs being higher than anticipated;

•	other legislative and regulatory changes (including revised environmental requirements);

•	the impact of the U.S. Court of Appeals’ July 11, 2008 decision to vacate the Clean Air Interstate Rules and the scope of any laws, rules or regulations that may ultimately take their place;

•

the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the consent decree resolving the new source review litigation or other potential regulatory initiatives;

•

adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the Nuclear Regulatory Commission and the Public Utilities Commission of Ohio;

•	our ability to comply with applicable state and federal reliability standards;

•	our ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives);

•	our ability to improve electric commodity margins and to experience growth in the distribution business;

•	our ability to access the public securities and other capital markets and the cost of such capital;

•

the risks and other factors discussed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q incorporated herein by reference and in this prospectus or any prospectus supplement under the heading “Risk Factors”; and

•	other similar factors.

Any forward-looking statements speak only as of the date of this prospectus, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factors on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward- looking statements. The foregoing review of factors should not be construed as exhaustive.

iii

THE COMPANY

We are one of eight wholly-owned electric utility operating subsidiaries of FirstEnergy Corp., or FirstEnergy. We were organized under the laws of the State of Ohio in 1892 and own property and do business as an electric public utility in that state. We engage primarily in the distribution and sale of electric energy to communities in a 1,700 square mile area of northeastern Ohio. The area we serve has a population of approximately 1.9 million.

Our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308-1890. Our telephone number is (800) 736-3402.

RISK FACTORS

Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and, June 30, 2008, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including annual, quarterly and other reports filed with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows. See also “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds we receive from issuance of these debt securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issue of debt securities. General corporate purposes may include, but are not limited to, financing and operating activities, capital expenditures, acquisitions, maintenance of our assets and refinancing our existing indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Year Ended December 31,					Six Months Ended June 30,
	2003	2004	2005	2006	2007	2007	2008
Consolidated Ratio of Earnings to Fixed Charges	2.53	3.00	3.14	3.64	3.61	3.20	3.93

For purposes of the calculation of our consolidated ratio of earnings to fixed charges, “earnings” have been computed by adding to “Income before extraordinary items” total interest and other charges, before reduction for amounts capitalized, provision for income taxes and the estimated interest element of rentals charged to income, and “fixed charges” include interest on long-term debt, other interest expense, subsidiaries’ preferred stock dividend requirements and the estimated interest element of rentals charged to income.

DESCRIPTION OF SENIOR UNSECURED DEBT SECURITIES

The senior unsecured debt securities that we may offer from time to time by this prospectus, and which we refer to in this section as “debt securities”, will be our senior unsecured debt securities and will rank equally with all of our other unsecured and unsubordinated debt. The debt securities will be issued under an indenture, dated as of December 1, 2003, between us and The Bank of New York Mellon Trust Company, N.A. The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which such particular terms modify the terms of the indenture or otherwise vary from the terms and provisions set forth below will be described in the prospectus supplement relating to those debt securities.

The indenture contains the full text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms used in the indenture. You should read the indenture incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities described in the applicable prospectus supplement or supplements.

If applicable, the prospectus supplement relating to an issue of debt securities will describe any special United States federal income tax considerations relevant to those debt securities.

There is no requirement under the indenture that future issues of our debt securities be issued under the indenture. We will be free to use other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of debt securities, in connection with future issues of other debt securities. The provisions of any such other indentures or documentation will be described in the applicable prospectus supplement.

General

The indenture does not limit the aggregate principal amount of debt securities that we may issue under the indenture. The indenture provides that the debt securities may be issued in one or more series. The debt securities may be issued at various times and may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture, a board resolution or one or more officer’s certificates authorized pursuant to a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the particular series of debt securities offered thereby:

•	title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•

the person to whom any interest on the debt securities shall be payable, if other than the person in whose name the debt securities are registered at the close of business on the regular record date for that interest;

•	the date or dates on which the principal of the debt securities will be payable or how the date or dates will be determined;

•	the rate or rates at which the debt securities will bear interest, if any, or how the rate or rates will be determined, and the date or dates from which interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for payments of interest;

•	the place or places, if any, in addition to the office of the trustee, where the principal of, and premium, if any, and interest, if any, on the debt securities will be payable;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option;

•	any sinking fund or other provisions or options held by holders of the debt securities that would obligate us to purchase or redeem the debt securities;

•	the percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

•

whether the debt securities will be issued in book-entry form, represented by one or more global securities certificates deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or its nominee, and if so, the identity of the depositary;

•	any changes or additions to the events of default under the indenture or changes or additions to our covenants under the indenture;

•	any collateral security, assurance or guarantee for the debt securities; and

•	any other specific terms applicable to the debt securities.

Unless we otherwise indicate in the applicable prospectus supplement, the debt securities will be denominated in United States currency in minimum denominations of $1,000 and multiples of $1,000.

Unless we otherwise indicate in the applicable prospectus supplement, there are no provisions in the indenture or the debt securities that require us to redeem, or permit the holders to cause a redemption of, the debt securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company.

If applicable, the prospectus supplement relating to an issue of debt securities will describe any special United States federal income tax considerations relevant to those debt securities.

Payment and Paying Agents

Unless otherwise indicated in a prospectus supplement, we will pay interest on our debt securities on each interest payment date by wire transfer to an account at a banking institution in the United States that is designated in writing to the trustee by the person entitled to that payment or by check mailed to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable at stated maturity, upon redemption or otherwise, will be paid to the person to whom principal is paid. However, if we default in paying interest on a debt security, we may pay defaulted interest to the registered owner of the debt security as of the close of business on a special record date selected by the trustee, which will be between 10 and 15 days before the date we propose for payment of the defaulted interest, or in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities may be listed for trading, if the trustee finds it practicable.

Redemption

We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the trustee will select the debt securities to be redeemed and will choose the method of random selection it deems fair and appropriate.

Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued and unpaid interest to the redemption date once you surrender the debt security for redemption. If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge.

We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. In this circumstance, if the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities.

Registration, Transfer and Exchange

The debt securities will be issued without interest coupons unless otherwise indicated in the applicable prospectus supplement. Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor, unless otherwise indicated in the applicable prospectus supplement.

Unless we otherwise indicate in the applicable prospectus supplement, debt securities may be presented for registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer, at the office or agency maintained for this purpose, without service charge except for reimbursement of taxes and other governmental charges as described in the indenture.

In the event of any redemption of debt securities of any series, the trustee will not be required to exchange or register a transfer of any debt securities of the series selected, called or being called for redemption except the unredeemed portion of any debt security being redeemed in part.

Certain Covenants

Limitation on Liens

The indenture provides that, so long as any debt securities are outstanding, we may not issue, assume, guarantee or permit to exist any Debt (as defined below) that is secured by any mortgage, security interest, pledge or lien (“Lien”) of or upon any of our Operating Property (as defined below), whether owned at the date of the indenture or subsequently acquired, without effectively securing such debt securities (together with, if we so determine, any of our other indebtedness ranking equally with such debt securities) equally and ratably with that Debt (but only so long as that Debt is so secured).

The foregoing restriction will not apply to:

(1)	Liens on any Operating Property existing at the time of its acquisition (which Liens may also extend to subsequent repairs, alterations and improvements to that Operating Property);

(2)

Liens on operating property of a corporation existing at the time such corporation is merged into or consolidated with, or at the time the corporation sells, leases or otherwise disposes of its properties (or those of a division) as or substantially as an entirety to, us;

(3)

Liens on Operating Property to secure the costs of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure Debt incurred to provide funds for any of those purposes or for reimbursement of funds previously expended for any of those purposes, provided the Liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

(4)

Liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to those securities), to secure any Debt (including, without limitation, our obligations with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing or refinancing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving property which at the time of such purchase, repair, alteration, construction, development or improvement was owned or operated by us;

(5)	Liens securing Debt outstanding as of the date of issuance of the debt securities as the first series of debt securities issued under the indenture;

(6)	Liens securing Debt which matures less than 12 months from its issuance or incurrence and is not extendible at our option;

(7)

Liens on Operating Property which is the subject of a lease agreement designating us as lessee and all of our right, title and interest in such Operating Property and such lease agreement, whether or not such lease agreement is intended as security;

(8)

Liens for taxes and similar levies, deposits to secure performance or obligations under certain specified circumstances and laws, mechanics’ and other similar Liens arising in the ordinary course of business, Liens created by or resulting from legal proceedings being contested in good faith, and certain other similar Liens arising in the ordinary course of business;

(9)	Liens related to moneys held in trust by the trustee for the benefit of the holders of the debt securities; or

(10)

any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in clauses (1) through (9), provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by clauses (1) through (9), must not exceed the principal amount of Debt, plus any premium or fee payable in connection with the extension, renewal or replacement, so secured at the time of the extension, renewal or replacement.

However, the foregoing restriction will not apply to our issuance, assumption or guarantee of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all of our other secured Debt then outstanding (not including secured Debt permitted under any of the foregoing exceptions) and the Value (as defined below) of Sale and Lease-Back Transactions (as defined below) existing at that time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions in clauses (1) to (10) and Sale and Lease-Back Transactions that are permitted by the first sentence of “—Limitation on Sale and Lease-Back Transactions” below), does not exceed the greater of 15% of our Net Tangible Assets and 15% of Capitalization (as those terms are defined below), in each case, determined in accordance with generally accepted accounting principles (“GAAP”) and as of a date not more than 60 days prior to such issuance, assumption or guarantee of debt. As of June 30, 2008, our Net Tangible Assets were $1.5 billion and our Capitalization was $3.1 billion.

Limitation on Sale and Lease-Back Transactions

The indenture provides that so long as any debt securities are outstanding, we may not enter into or permit to exist, any Sale and Lease-Back Transaction with respect to any Operating Property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchasers’ commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of that Operating Property or the placing in operation of that Operating Property or of that Operating Property as constructed or developed or substantially repaired, altered or improved.

This restriction will not apply if:

•

we would be entitled pursuant to any of the provisions described in clauses (1) to (10) of the first sentence of the second paragraph under “—Limitation on Liens” above to issue, assume, guarantee or permit to exist Debt secured by a Lien on that Operating Property without equally and ratably securing the debt securities;

•

after giving effect to a Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the last paragraph under “—Limitation on Liens” above, at least $1.00 of additional Debt secured by Liens (other than Liens permitted by the preceding paragraph); or

•

we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by our Board of Directors) of the Operating Property so leased, to the retirement of debt securities or other of our Debt ranking equally with the debt securities, subject to reduction for debt securities and Debt retired during the 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

The term “Capitalization,” as used above, means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination; and (ii) common stock, preferred stock, premium on capital stock, capital surplus, capital in excess of par value, and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury.

The term “Debt,” as used above, means any outstanding debt for money borrowed evidenced by notes, debentures, bonds, or other securities.

The term “Net Tangible Assets,” as used above, means the amount shown as total assets on our consolidated balance sheet, less the following: (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense and other regulatory assets carried as an asset on our consolidated balance sheet; (ii) current liabilities; and (iii) appropriate adjustments, if any, related to minority interests. Such amounts shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and may be determined as a date not more than sixty (60) days prior to the happening of the event for which such determination is being made.

The term “Operating Property,” as used above, means (i) any interest in real property owned by us and (ii) any asset owned by us that is depreciable in accordance with GAAP.

The term “Sale and Lease-Back Transaction,” as used above, means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewals, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to such person; provided, however, Sale and Lease-Back Transaction does not include any arrangement first entered into prior to the date of the indenture and involving the exchange of any Operating Property for any property subject to an arrangement first entered into prior to the date of the indenture.

The term “Value,” as used above, means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds to us from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction or (ii) the net book value of the property leased, as determined by us in accordance with GAAP, in either case multiplied by a fraction, the numerator of which will be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which will be equal to the number of full years of the term of the lease, without regard, in any case, to any renewal or extension options contained in the lease.

Consolidation, Merger, Conveyance, Sale or Transfer

We have agreed not to consolidate with or merge into any other entity or convey, sell or otherwise transfer our properties and assets substantially as an entirety to any entity unless:

•	the successor is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia;

•

the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all the outstanding debt securities under the indenture and the performance of every covenant of the indenture that we would otherwise have to perform or observe; and

•

immediately after giving effect to the transactions, no event of default with respect to any series of debt securities and no event which after notice or lapse of time or both would become an event of default with respect to any series of debt securities shall have occurred and be continuing.

Modification of the Indenture

Under the indenture or any supplemental indenture, the rights of the holders of debt securities may be changed with the consent of the holders representing a majority in principal amount of the outstanding debt securities of all series affected by the change, voting as one class, provided that the following changes may not be made without the consent of the holders of each outstanding debt security affected thereby:

•

change the fixed date upon which the principal of or the interest on any debt security is due and payable, or reduce the principal amount thereof or the rate of interest thereon or change the method of calculating such rate of interest or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be payable upon a declaration of acceleration of the maturity thereof, or change the currency in which, any debt security or any premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or after the date such payment is due or, in the case of redemption, on or after the date fixed for such redemption;

•

reduce the stated percentage of debt securities, the consent of the holders of which is required for any modification of the applicable indenture or for waiver by the holders of certain of their rights; or

•	modify certain provisions of the indenture.

An “original issue discount security” means any security authenticated and delivered under the indenture which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof.

The indenture also permits us and the trustee to amend the indenture without the consent of the holders of any debt securities for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the indenture and in the debt securities;

•	to add to the covenants with which we must comply or to surrender any of our rights or powers under the indenture;

•	to add additional events of default;

•

to change, eliminate, or add any provision to the indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of debt securities of any series, other than any series the terms of which permit such change, elimination or addition, in any material respect, such change, elimination, or addition will become effective with respect to such series only:

(1)	when the consent of the holders of debt securities of such series has been obtained in accordance with the indenture; or

(2)	when no debt securities of such series remain outstanding under the indenture;

•	to provide collateral security for all of the debt securities;

•	to establish the form or terms of debt securities of any other series as permitted by the indenture;

•

to provide for the authentication and delivery of bearer securities and coupons attached thereto and for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of the holders of the debt securities;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

•	to change any place where debt securities may be surrendered for registration of transfer or exchange, and notices to us may be served; or

•

to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture; provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

Events of Default

An event of default with respect to any series of debt securities is defined in the indenture as being any one of the following:

•

failure to pay interest on the debt securities of that series for 30 days after payment is due, provided, however, if applicable to that series, that a valid extension of the interest payment period by us as contemplated in the indenture will not constitute a failure to pay interest;

•	failure to pay principal of or any premium on the debt securities of that series when due, whether at stated maturity or upon earlier acceleration or redemption;

•

failure to perform or breach of any covenant or warranty in the indenture for 90 days after we are given written notice from the trustee or the trustee receives written notice from the registered owners of at least 33% in principal amount of the debt securities of that series; however, the trustee or the trustee and the holders of such principal amount of debt securities of that series can agree to an extension of the 90-day period and such an agreement to extend will automatically be deemed to occur if we are diligently pursuing action to correct the default;

•	certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to us; and

•	any other event of default included in the supplemental indenture, board resolution or officer’s certificate for that series of debt securities.

An event of default regarding a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities.

We will be required to file annually with the trustee an officer’s certificate as to the absence of default in performance of certain covenants in the indenture. The indenture provides that the trustee may withhold notice to the holders of the debt securities of any default, except in the case of default in the payment of principal of, or premium, if any, or interest, if any, on the debt securities or in the payment of any sinking fund installment with respect to the debt securities, if the trustee in good faith determines that it is in the interest of the holders of the debt securities to do so.

The indenture provides that, if an event of default with respect to the debt securities of any series occurs and continues, either the trustee or the holders of 33% or more in aggregate principal amount of the debt securities of that series may declare the principal amount of all the debt securities to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the indenture, or if related to certain events of bankruptcy, insolvency, reorganization, arrangement, adjustment, composition or other similar events, only the trustee or holders of at least 33% in principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make such a declaration of acceleration.

At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

(1)	all overdue interest, if any, on all debt securities of that series,

(2)

the principal of and premium, if any, on any debt securities of that series which have otherwise become due and interest, if any, that is currently due, including interest on overdue interest, if any, and

(3)	all amounts due to the trustee under the indenture; and

•

any other event of default with respect to the debt securities of that series other than the nonpayment of principal of the securities of such series which shall have become due solely by such declaration of acceleration, has been cured or waived as provided in the indenture.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless the holders shall have offered to the trustee reasonable indemnity, against costs, expenses and liabilities which might be incurred by it in compliance with the request or direction.

Subject to the provision for indemnification, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. However, if the event of default relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. However, the trustee shall have the right to decline to follow any direction if the trustee shall determine that the action so directed conflicts with any law or the provisions of the indenture or if the trustee shall determine that the action would be prejudicial to holders not taking part in the direction.

Satisfaction and Discharge

We will be discharged from our obligations on the debt securities of any series, or any portion of the principal amount of the debt securities of any series, if we:

(1)

irrevocably deposit with the trustee sufficient cash or eligible obligations (or a combination of both) to pay any principal, or portion of principal, interest, premium and other sums when due on the debt securities at their maturity, stated maturity date, or redemption; and

(2)	deliver to the trustee:

(a)

a company order stating that the money and eligible obligations deposited in accordance with the indenture shall be held in trust and certain opinions of counsel and of an independent public accountant;

(b)

if such deposit shall have been made prior to the maturity of the debt securities of the series, an officer’s certificate stating our intention that, upon delivery of the officer’s certificate, our indebtedness in respect of those debt securities, or the portions thereof, will have been satisfied and discharged as contemplated in the indenture; and

(c)

an opinion of counsel to the effect that, as a result of a change in law or a ruling of the United States Internal Revenue Service, the holders of the debt securities of the series, or portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if we had not so satisfied and discharged our indebtedness.

For this purpose, “eligible obligations” include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting their redemption or other prepayment at the option of the issuer thereof.

In the event that all of the conditions set forth above have been satisfied for any series of debt securities, or portions thereof, except that, for any reason, we have not delivered the officer’s certificate and opinion described in clauses (b) and (c) above, the holders of those debt securities will no longer be entitled to the benefits of certain of our covenants under the indenture, including the covenant described above in “—Limitation on Liens.” Our indebtedness in respect of those debt securities, however, will not be deemed to have been satisfied and discharged prior to maturity, and the holders of those debt securities may continue to look to us for payment of the indebtedness represented thereby.

The indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when we have paid all other sums payable by us under the indenture. All moneys we pay to the trustee or any paying agent on debt securities which remain unclaimed at the end of two years after payments have become due will be paid to us or upon our order. Thereafter, the holder of those debt securities may look only to us for payment and not the trustee or any paying agent.

Resignation or Removal of Trustee

The trustee may resign at any time by giving written notice to us specifying the day upon which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor trustee and the specified day.

The trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the trustee and us and signed by the holders, or their attorneys-in-fact, representing a majority in principal amount of the then outstanding debt securities. In addition, under certain circumstances, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the successor trustee under the indenture. We and our affiliates maintain other banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture and the debt securities are governed by and construed in accordance with the laws of the State of New York, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.

DESCRIPTION OF SENIOR SECURED DEBT SECURITIES

The senior secured debt securities that we may offer from time to time by this prospectus may be issued as first mortgage bonds under our Mortgage and Deed of Trust dated July 1, 1940, as amended and supplemented, or the mortgage indenture, to JPMorgan Chase Bank, N.A., as trustee, or the mortgage trustee. Alternatively, we may issue senior secured debt securities as senior secured notes under a separate indenture with a trustee where the trustee holds first mortgage bonds issued under our mortgage indenture that are pledged as security for the benefit of holders of the senior secured notes. The particular terms of any series of our first mortgage bonds or senior secured notes and the material provisions of our mortgage indenture and, as applicable, any senior secured note indenture will be described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named in a prospectus supplement relating to such securities. Commissions payable by us to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, us and our subsidiaries or affiliates in the ordinary course of business.

Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, and their controlling persons, and agents may be entitled, under agreements we enter into with them, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Wendy E. Stark, Esq., Associate General Counsel of our parent corporation, FirstEnergy, and Akin Gump Strauss Hauer & Feld LLP, New York, New York. As of August 31, 2008, Ms. Stark owned approximately 6,186.857 shares of common stock of FirstEnergy and 3,618.72 shares of unvested restricted stock units. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to our unaudited financial information for the three-month periods ended March 31, 2008 and 2007 and for the three-month and six-month periods ended June 30, 2008 and 2007, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 7, 2008 and August 7, 2008 for the quarter ended March 31, 2008 and for the quarter and six-month periods ended June 30, 2008, respectively, incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents without restating them in this prospectus. The information incorporated by reference is considered to be part of this prospectus. The information in this prospectus is not complete, and should be read together with the information incorporated herein by reference. We incorporate by reference in this prospectus the following documents or information filed or to be filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008; and

•

all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before completion of this offer, which information will automatically update and supersede the information contained or incorporated by reference in this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request at no cost to the requester, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for these reports or documents must be made to:

The Cleveland Electric Illuminating Company
c/o FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890
Attention: Shareholder Services
(800) 736-3402

The incorporated reports and other documents may also be accessed at the websites mentioned under the heading “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the SEC under the Exchange Act. These reports and other information can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This material is also available from the SEC’s website at http://www.sec.gov or from the website of our parent, FirstEnergy, at http://www.firstenergycorp.com/ir. Information available on FirstEnergy’s website, other than the reports we file pursuant to the Exchange Act that are incorporated by reference in this prospectus, does not constitute a part of this prospectus.

$       ,000,000

FIRST MORTGAGE BONDS,  % SERIES DUE

Joint Book-Running Managers
Barclays Capital	Credit Suisse	J.P. Morgan
Morgan Stanley	RBS Greenwich Capital	Scotia Capital

Co-Managers
Mizuho Securities USA Inc.	SunTrust Robinson Humphrey